Exhibit 26(q)

Exhibit A

Variable Group Universal Life Insurance

VGUL Policies - Inforce as of March 2020

Average certificate death benefit:	$492,420
Average certificate account value:	$35,587
Average number of certificates per policy:	328
Average annual cost of insurance:	$1,275
Average annual side fund contribution:	$544

Expenses per certificate - using expense data from Group’s most current expense study (2017-19) and inforce data as stated above.

		Per Cert.
First Year Costs per certificate
Per Case:	$53,635	$163.52
% of Prem:	23.76%	$432.23
% of Prem Premium Tax:	1.49%	$27.17
Per Life:	$15.54	$15.54
Total First Year expenses per cert:		$638.45

Renewal Year Costs per certificate
Per Case:	$586	$1.79
% of Prem:	9.56%	$173.98
% of Prem Premium Tax:	1.49%	$27.17
Per Life:	$15.54	$15.54
Total Renewal Year expenses per cert:		$218.48

Income per year - using inforce data as stated above and average charges/fees from this block of business.

Income from cost of insurance charges:	$256.28	= Annual COI x 20.1%
Administration charge:	$23.64	= $1.97 per month
Sales Charge:	$20.74	= 1.14% of premiums paid
Premium/Federal Tax Charge:	$38.02	= 2.09% of premiums paid
Distribution Fees (12b-1 fees):	$74.82	= 84.1% of account value times 0.25%
	$413.49

Income per year per certificate	$413.49

Income less expenses per certificate, year 1:	$(224.96)

Income less expenses per certificate, renewal years:	$195.01